Exhibit 99.1

Press Release

Asia Payment Systems Reports Delay in Annual 10-KSB Filing

NEW YORK and BEIJING, April 18, 2005 / PRNewswire-FirstCall/ -- Asia Payment Systems, Inc. (Asia Pay) (OTC-BB: APYM - News) today reported a delay in the filing of its Annual Form 10-KSB report for the fourth quarter and fiscal year ended Dec. 31, 2004.

The late filing is the result of delays Asia Pay has experienced in completing its financial statements and audit for the year ended Dec. 31, 2004. The delays stem directly from the time required to upgrade and consolidate its accounting activities in China, Hong Kong and the United States while supporting new business initiatives in China. As a result, Asia Pay has been unable to complete its Form 10-KSB by April 15, 2005 and is thus a late filer. Consequently, Asia Pay anticipates its stock symbol will shortly be changed to APYME until the filing has been brought up to date.

Matt Mecke, President and CEO of Asia Pay, stated "despite our best efforts to date we were unable to meet our filing deadline. This is our most urgent priority and we are working closely with our auditors to resolve this matter as soon as possible. While we can say this delay is the result of growing pains, we find the present situation is unacceptable and are taking all necessary steps to complete the filing and to ensure this issue is avoided in the future. Meanwhile, the development of our business in China is proceeding and we continue with the implementation of our business plan."

Asia Pay will issue a follow-up Press Release when it has filed its Form 10-KSB.

About Asia Payment Systems, Inc.

Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China; and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit: http://www.asiapayinc.com.

Contacts:
Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel.1-866-877-APAY investor relations
ir@asiapayinc.com

Investor Relations:
Sussex Avenue Partners
Tel. 760-918-5582
Toll-free. 866-878-7739
news@sussexavenuepartners.com
www.sussexavenueprofiles.com